Exhibit 99.1

Valero Energy Corporation Elects Marie A. Ffolkes to Board of Directors

SAN ANTONIO, October 31, 2022 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that Marie A. Ffolkes has been elected as an independent director to Valero’s board of directors (the “Board”) and has joined the Board’s Nominating and Corporate Governance Committee, effective immediately.

Ms. Ffolkes is currently the founder and Chief Executive Officer of Axxelist LLC, a technology real estate company. She recently served as Chief Executive Officer of TriMark USA, LLC, a provider of design services, equipment, and supplies to the food services industry. Ms. Ffolkes has extensive experience in operations, international markets and multiple sectors, including industrial gas production and the automotive business. She previously served as President, Industrial Gases, Americas of Air Products & Chemicals, Inc., and in various executive and senior management roles at Tenneco, Inc. and Johnson Controls International plc.

“We are honored to welcome Marie to our board. She brings a valuable perspective on global operations and multiple industrial sectors through her experience as a business leader,” said Joe Gorder, Valero’s Chairman and Chief Executive Officer.

Ms. Ffolkes currently serves on the board of directors of Masco Corporation (NYSE: MAS), a global manufacturing company. She also serves on the Global Advisory Board of the Jerome A. Chazen Institute for Global Business at Columbia Business School.

About Valero

Valero Energy Corporation, through its subsidiaries (collectively, “Valero”), is a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and sells its products primarily in the United States (“U.S.”), Canada, the United Kingdom (“U.K.”), Ireland and Latin America. Valero owns 15 petroleum refineries located in the U.S., Canada and the U.K. with a combined throughput capacity of approximately 3.2 million barrels per day. Valero is a joint venture member in Diamond Green Diesel Holdings LLC, which owns a renewable diesel plant in Norco, Louisiana with a production capacity of 700 million gallons per year, and Valero owns 12 ethanol plants located in the Mid-Continent region of the U.S. with a combined production capacity of approximately 1.6 billion gallons per year. Valero manages its operations through its Refining, Renewable Diesel, and Ethanol segments. Please visit www.investorvalero.com for more information.

Valero Contacts

Investors:

Homer Bhullar, Vice President – Investor Relations and Finance, 210-345-1982

Eric Herbort, Director – Investor Relations, 210-345-3331

Gautam Srivastava, Senior Manager – Investor Relations, 210-345-3992

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002